Exhibit 99.1

eResearchTechnology, Inc. Announces Pending
Retirement of its Chief Executive Officer

FOR IMMEDIATE RELEASE
Contact:
Joan Sterlacci	Matt Hayden
eResearchTechnology, Inc.	Hayden Communications
908-203-6473	858-704-5065

PHILADELPHIA, PA February 8, 2006/PR Newswire/—eResearchTechnology, Inc. (eRT), (NASDAQ: ERES), a leading provider of centralized electrocardiographic (ECG) collection and interpretation services, announces the intention of CEO Joseph Esposito to retire from his positions as President and Chief Executive Officer and Board Member of eRT before the end of 2006.  Mr. Esposito will continue in his current position during the recruiting process and will assist eRT in the transition period.

“In addressing the Company’s future needs for pursuing our next phase of growth and profitability, both the Board and I believe it is an opportune time for new leadership to take eResearch to the next level. Given our recent record signings, the Company is in a strong position to ensure a smooth transition for our clients, employees, and stockholders. I am very proud of our dedicated employees who are responsible for the Company’s outstanding achievements over the past five years and am deeply committed to working with senior management during this transition period” said Esposito.

Commenting on behalf of the Board of Directors, eRT’s Chairman, Joel Morganroth, MD, said, “Joe has provided outstanding leadership for eRT, and has been an exceptional asset to all of the company’s stakeholders, who I am sure deeply appreciate his accomplishments in growing the company to its industry leading position.  The company is now on an exciting path to its next stage in its growth and development, and this represents a good inflection point for this change to take place.  The Board appreciates his performance and commitment to a successful transition while it conducts its search for a successor, and wishes him the very best. The Company has retained Heidrick and Struggles, one of the nation’s leading executive search firms, to identify qualified internal and external candidates.”

Based in Philadelphia, PA, eResearchTechnology, Inc. (www.eRT.com) is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis.  The company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the company’s financial results can be found in the company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.